Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Hall Tees, Inc.
7405 Armstrong Lane
Rowlett, Texas 75088

We hereby consent to the use in the S-1 Registration Statement - Amendment No. 4 of our report dated March 31, 2009, relating to the consolidated balance sheets of Hall Tees, Inc. as of December 31, 2008 and 2007, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the years then ended which are contained in that Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ ROTENBERG & CO., llp
      ROTENBERG & CO., LLP

Rochester, New York
September 28, 2009